                                                                   EXHIBIT 23.01

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Plan's Administration Committee
Citigroup Inc.:

We consent to the incorporation by reference in the registration statement No. 333-101083 on Form S-8 of Citigroup Inc. of our report dated May 29, 2003 with respect to the statements of net assets available for benefits of the California Federal Employees' Investment Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of the California Federal Employees' Investment Plan.


/s/ KPMG LLP


San Francisco, California
June 27, 2003